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                                                                    Exhibit 99.1



PENTON MEDIA SUBMITS BUSINESS PLAN TO NYSE
FOR COMPLIANCE WITH CONTINUED LISTING CRITERIA

CLEVELAND, OH - October 24, 2002 - Penton Media, Inc. (NYSE: PME) announced today that it has submitted a plan to the New York Stock Exchange (NYSE) outlining how it intends to comply with the NYSE's continued listing criteria.

The NYSE notified Penton on September 9 that it had fallen below the NYSE's standard requiring average total market capitalization of not less than $15 million over a 30-day trading day period and requested that the Company provide a business plan demonstrating how it intends to achieve and sustain compliance within 18 months of receipt of the notification.

After reviewing Penton's plan, the NYSE will either accept it (following which the Company will be subject to quarterly monitoring for compliance), or not accept it (in which event the Company's common stock will be subject to trading suspension and delisting).

The NYSE is expected to make a determination by early December as to whether to accept Penton's plan. If Penton's shares cease to be traded on the NYSE, the Company will pursue having its shares included on the OTC Bulletin Board to facilitate future trading.

ABOUT PENTON MEDIA

Penton Media is a leading, global business-to-business media company that produces market-focused magazines, trade shows and conferences, and online media serving 12 industry sectors.

This press release includes forward-looking statements concerning Penton that involve risks, uncertainties and assumptions about Penton. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The results or events predicted in these statements may vary materially from actual future events or results. Penton does not assume any obligation, nor does Penton intend to update any of these forward-looking statements.